Exhibit 99.1

Tilray Inc. Upsizes and Prices Offering of US$450 Million Convertible Senior Notes

NANAIMO, British Columbia – October 4, 2018 —Tilray Inc. (NASDAQ:TLRY), a global leader in cannabis research, cultivation, production and distribution, today announced the pricing of US$450 million aggregate principal amount of Convertible Senior Notes due 2023 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Any notes sold in Canada will only be sold to accredited investors pursuant to an exemption from the prospectus requirements of Canadian securities laws. Tilray also granted the initial purchasers of the notes an option to purchase up to an additional US$67.5 million aggregate principal amount of notes. The offering was upsized from the previously announced US$400 million aggregate principal amount.

The sale of the notes to the initial purchasers is expected to settle on October 10, 2018, subject to the satisfaction of customary closing conditions, and is expected to result in approximately US$435.0 million in net proceeds to Tilray (or approximately US$500.5 million if the initial purchasers exercise their option to purchase additional notes in full) after deducting the initial purchasers’ discount and estimated offering expenses payable by Tilray.

Tilray intends to use the net proceeds from this offering for working capital, future acquisitions and general corporate purposes, and to repay the approximately US$9.1 million existing mortgage related to its facility in Nanaimo, British Columbia.

The notes will be senior unsecured obligations of Tilray and will bear an interest at a rate of 5.00% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2019. The notes will mature on October 1, 2023, unless earlier repurchased, redeemed or converted.

The initial conversion rate for the notes is 5.9735 shares of Class 2 common stock per US$1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately US$167.41 per share). Conversions of the notes will be settled in cash, shares of Tilray’s Class 2 common stock or a combination thereof, at Tilray’s election. The initial conversion price represents a conversion premium of approximately 15% over the last reported sale price of US$145.57 per share of Tilray’s Class 2 common stock on the Nasdaq Global Select Market on October 4, 2018.

Prior to the close of business on the day immediately preceding April 1, 2023, the notes will be convertible at the option of the holders only upon the satisfaction of specified conditions and during certain periods. On and after April 1, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at their option regardless of these conditions.

Holders may require Tilray to repurchase their notes upon the occurrence of a fundamental change (as defined in the indenture governing the notes) at a cash purchase price equal to the principal amount thereof plus accrued and unpaid interest, if any.

Tilray may not redeem the notes prior to October 1, 2021. On or after October 1, 2021 and on or before the 30th scheduled trading day immediately before the maturity date, Tilray may redeem for cash all or part of the notes if the last reported sale price of Tilray’s Class 2 common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which Tilray provides a notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which Tilray provides notice of redemption. The redemption price for the notes will equal the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any.

Neither the notes, nor any shares of Tilray’s Class 2 common stock issuable upon conversion of the notes, have been registered under the Securities Act or any state securities laws, or qualified for distribution by prospectus in Canada, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws, or sold in Canada absent an exemption from the prospectus requirements of Canadian securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements”, which may be identified by the use of words such as, “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe, “intend”, “plan”, “forecast”, “project”, “estimate”, “outlook” and other similar expressions, including statements related to whether Tilray will be able to consummate the offering, the satisfaction of customary closing conditions with respect to the offering of the notes, prevailing market conditions, the anticipated use of net proceeds of the offering of the notes which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Forward-looking statements are not a guarantee of future performance and are based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances, including assumptions in respect of current and future market conditions. Actual results, performance or achievement could differ materially from that expressed in, or implied by, any forward-looking statements in this press release, and, accordingly, you should not place undue reliance on any such forward-looking statements and they are not guarantees of future results. Forward-looking statements involve significant risks, assumptions, uncertainties and other factors that may cause actual future results or anticipated events to differ materially from those expressed or implied in any forward-looking statements. Please see the heading “Risk Factors” in Tilray’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and the risks discussed in Tilray’s other filings with the Securities and Exchange Commission for a discussion of the material risk factors that could cause actual results to differ materially from the forward-looking information. Tilray does not undertake to update any forward-looking statements that are included herein, except in accordance with applicable securities laws.

Contacts

Tilray Inc.

Media:

Zack Hutson, +1-415-534-5541

zack.hutson@tilray.com

or

Investors:

Katie Turner, +1-646-277-1228

Katie.turner@icrinc.com